Exhibit 11.(b)

              AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

             CALCULATION OF FULLY-DILUTED EARNINGS (LOSS) PER SHARE

              For the years ended December 31, 1994, 1993 and 1992
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
                ITEM                                        1994                      1993                      1992
                ----                                    ------------              ------------                --------
Weighted average number of common shares
  outstanding. . . . . . . . . . . . . . . . .           10,245,112                 9,634,622                 6,442,065
Assumed exercise of certain options. . . . . .               90,873                    19,134                    24,835
                                                       ------------              ------------               -----------
                                                         10,335,985                 9,653,756                 6,466,900
                                                       ============              ============               ===========

Income before extraordinary losses and
  cumulative effect of accounting changes. . .         $ 26,945,000              $    214,000               $ 9,995,000
Extraordinary losses from early
  extinguishment of debt . . . . . . . . . . .                    -                (4,182,000)                        -
Cumulative effect of change in accounting
  for postretirement benefits other than
  pensions and other postemployment
  benefits . . . . . . . . . . . . . . . . . .                    -               (27,200,000)                        -
Cumulative effect of change in accounting
  for income taxes . . . . . . . . . . . . . .                    -                         -                 3,016,000
                                                       ------------              ------------               -----------
      Net income (loss). . . . . . . . . . . .         $ 26,945,000              $(31,168,000)              $13,011,000
                                                       ============              ============               ===========

Fully-diluted earnings (loss) per share:
  Income before extraordinary losses and
    cumulative effect of accounting changes. .                $2.61                    $  .02                     $1.54
  Extraordinary losses from early
    extinguishment of debt . . . . . . . . . .                    -                      (.43)                        -
  Cumulative effect of change in accounting
    for postretirement benefits other than
    pensions and other postemployment
    benefits . . . . . . . . . . . . . . . . .                    -                     (2.82)                        -
  Cumulative effect of change in accounting
    for income taxes . . . . . . . . . . . . .                    -                         -                       .47
                                                              -----                    ------                     -----
      Net income (loss). . . . . . . . . . . .                $2.61                    $(3.23)                    $2.01
                                                              =====                    ======                     =====
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